UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 21, 2006
MGI PHARMA, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-10736	41-1364647

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5775 West Old Shakopee Road, Suite 100, Bloomington, Minnesota	55437

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (952) 346-4700

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
Section 1 — Registrant’s Business and Operations
Item 1.01. Entry into a Material Definitive Agreement.
On April 24, 2006, MGI PHARMA, INC. (the “Company”), announced the appointment of William F. Spengler as Senior Vice President and Chief Financial Officer (described below under Item 5.02). Mr. Spengler had previously been the Company’s Senior Vice President, International and Corporate Development. The Board of Directors established Mr. Spengler’s annual salary at approximately $340,000 and set a 35% cash incentive payment target for Mr. Spengler under the Company’s annual cash incentive program for executive officers. Mr. Spengler was also granted 25,000 stock options to purchase shares of Common Stock of the Company under the Company’s 1997 Stock Incentive Plan, as amended.
Entry into Termination Agreement
In connection with his appointment, on April 21, 2006, Mr. Spengler entered into a termination agreement with the Company, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference, that provides that following a “Change in Control” (as defined) of the Company, if he is terminated by the Company without “Cause” (as defined) or leaves for “Good Reason” (as defined), then (i) he will be entitled to receive a lump sum cash payment equal to 24 times his monthly base salary (as in effect at the time of the Change in Control or the termination, whichever is higher), and payment of legal fees and expenses relating to the termination, and (ii) any noncompetition arrangement between Mr. Spengler and the Company will terminate. The termination agreement provides that if Mr. Spengler receives payments under the agreement that would subject him to any federal excise tax due under Sections 280G and 4999 of the Code, then he will also receive a cash “gross-up” payment so that he will be in the same net after-tax position that he would have been in had such excise tax not been applied. Sections 280G and 4999 of the Code provide that if “parachute payments” (compensatory payments contingent on a change in control) made to a covered individual equal or exceed three times such individual’s “base amount” (average annual compensation over the five taxable years preceding the taxable year in which the change in control occurs), the excess of such parachute payments over Mr. Spengler’s base amount will be subject to a 20% excise tax and will not be deductible by the Company. Under the termination agreement, “Change in Control” is defined to include a change in control of the type required to be disclosed under Securities and Exchange Commission proxy rules, an acquisition by a person or group of 35% of the outstanding voting stock of the Company, a proxy fight or contested election that results in Continuing Directors (as defined) not constituting a majority of the Board of Directors or another event which the majority of the Continuing Directors determines to be a change in control; “Cause” is defined as willful and continued failure to perform duties and obligations or willful misconduct materially injurious to the Company; and “Good Reason” is defined to include a change in the officer’s responsibility or status, a reduction in salary or benefits or a mandatory relocation.
In addition, the termination agreement provides that should Mr. Spengler’s employment with the Company be terminated by the Company without Cause prior to July 20, 2008, then all restricted stock units granted by the Company to Mr. Spengler on or prior to the Company’s 2006 annual incentive grants shall immediately be vested.
Entry into Severance Agreement and General Release
On April 26, 2006, the Company entered into a Severance Agreement and General Release (the “Severance Agreement”) with James Hawley in connection with his April 21, 2006, resignation from the position of Senior Vice President and Chief Financial Officer of the Company. A copy of the Severance

Agreement is attached hereto as Exhibit 10.2 and is incorporated herein by reference. Under the Severance Agreement, Mr. Hawley has given the Company a release from customary claims and is entitled to a lump-sum severance payment of $275,000, subject to Mr. Hawley’s right to rescind the Severance Agreement within 15 days of the date of its execution.
Section 5 — Corporate Governance and Management
Item 5.02. Departure of Directors and Principal Officers; Election of Directors; Appointment of
Principal Officers.
Effective April 21, 2006, William F. Spengler, 51, was appointed Senior Vice President and Chief Financial Officer of MGI PHARMA. Mr. Spengler’s appointment follows the resignation effective April 21, 2006, of James C. Hawley from that position.
Mr. Spengler joined the Company in October 2005 as Senior Vice President, International and Corporate Development upon the completion of MGI PHARMA’s acquisition of Guilford Pharmaceuticals Inc., where Mr. Spengler had served as Executive Vice President and Chief Financial Officer since July 2004. From 2002 to 2004, Mr. Spengler served as President, Chief Operating Officer and Director of Osteoimplant Technology, Inc., and from 2000 to 2002, he was Principal of North Charles Investment Company. Mr. Spengler received a B.A. in Economics from Yale University and an M.B.A. from New York University.
Mr. Spengler does not have a written employment agreement. However, in connection with his appointment as Senior Vice President and Chief Financial Officer, he entered into a termination agreement that is described in Item 1.01 above under the heading “Entry into Termination Agreement,” which description is incorporated by reference herein.
Section 9 — Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

The following are filed as exhibits to this Current Report on Form 8-K:
10.1	Termination Agreement between MGI PHARMA, INC. and William F. Spengler dated April 21, 2006.

10.2	Severance Agreement and General Release between MGI PHARMA, Inc. and James Hawley.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGI PHARMA, INC.
Date: April 27, 2006	By:	/s/ William F. Spengler
William F. Spengler
Senior Vice President and Chief Financial Officer

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